Exhibit 10.7
EMPLOYMENT AGREEMENT
(Chair; Pres)
THIS AGREEMENT is executed as of this 5th day of November, 2008, by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and Paul J. Reckwerdt, an individual (“Employee”).
RECITALS
The Company desires to employ Employee, and Employee desires to be employed by or continued to be employed by the Company, on the terms and conditions set forth herein.
The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,
IT IS HEREBY AGREED AS FOLLOWS:
ARTICLE I
EMPLOYMENT
1.1 Term of Employment. The Company employs Employee, and Employee accepts employment by the Company, for the period commencing on the date hereof and ending on March 31, 2009, subject to earlier termination as hereinafter set forth in Article III (the “Employment Term”). Following the expiration of the Employment Term, the Employment Term shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least 60 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case Employee’s employment with the Company, and the Company’s obligations hereunder shall terminate as of the end of the Employment Term or said Renewal Term, as applicable, except to the extent specifically provided herein. If the Employment Term is renewed, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.
1.2 Position and Duties. Employee shall be employed in the position of President, and shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall include all those customarily attendant to the position of President, and such other duties and responsibilities as may be assigned by the Company’s Chief Executive Officer. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.

ARTICLE II
COMPENSATION AND OTHER BENEFITS
2.1 Base Salary. The Company shall pay Employee a salary at the annual rate of $202,500 (“Base Salary”), payable in accordance with the normal payroll practices of the Company.
2.2 Performance Bonus. Employee will be eligible to earn an annual performance based bonus for that portion of each full calendar year during which Employee is employed by the Company (a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto shall be determined annually in the sole discretion of the Company’s Board of Directors or an authorized committee thereof (the “Performance Bonus”). Employee must commence employment with the Company before October 1 of the Bonus Year in order to be eligible for a Performance Bonus for that Bonus Year. Any Performance Bonus payable hereunder shall be paid following the Bonus Year not later than the earlier of (i) 30 days following the Company’s receipt of its annual audited financial report or (ii) March 15 of the year following the Bonus Year.
2.3 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), and in the Company’s welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof. The Company intends to provide Employee with: (a) portable term life insurance with a death benefit equal to twice the sum of Employee’s current Base Salary and target Performance Bonus; provided, however, that the minimum benefit shall equal at least $500,000; and (b) long-term disability insurance with an annual benefit equal to at least 75% of the sum of Employee’s Base Salary and target Performance Bonus. Both the term life insurance and long-term disability insurance are, however, subject to the underwriting process. To the extent that the costs of such coverages materially exceed the average of such costs for other executives at the Company, the Company reserves the right to modify the scope of coverage for Employee, or not offer it at all.
2.4 Expenses. The Company shall reimburse Employee for all reasonable expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.
2.5 Vacation. Employee shall be entitled to a maximum of four weeks of vacation in any calendar year in accordance with the Company’s general vacation policies for similarly situated executive employees.

ARTICLE III
TERMINATION
3.1 Right to Terminate; Automatic Termination.
(a) Termination by Company Without Cause. Since Employee is an at-will employee, subject to Section 3.2, the Company may terminate Employee’s employment and all of the obligations under this Agreement at any time and for any reason.
(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company (which notice shall specify the grounds upon which such notice is given) within 90 days of the initial occurrence of a “Good Reason” event and the Company fails, within 90 days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. If the Company fails to so cure or rectify, the Employee’s termination of employment shall not be deemed for “Good Reason” unless the Employee terminates employment within one year of the initial occurrence of Good Reason. “Good Reason” shall mean any of the following: (i) a material reduction of the Employee’s duties and responsibilities hereunder; (ii) a material adverse change in the working conditions of the Employee including, without limitation, relocation of Employee’s principal workplace over 50 miles from the Company’s existing workplace, without the consent of Employee; or (iii) the Company’s material breach of the Agreement.
(c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time for “Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (i) Employee has materially breached this Agreement or any other agreement to which Employee and the Company are parties or has materially breached any other obligation or duty owed to the Company, which material breach remains uncured for 30 days after Employee receives notice thereof from the Chief Executive Officer; (ii) Employee has committed gross negligence, willful misconduct or any material violation of law or the Company’s Comprehensive Corporate Compliance Program in the performance of Employee’s duties to the Company; (iii) Employee has engaged in any willful misconduct likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (iv) Employee has failed to follow in any material respect lawful instructions from the officer or body to whom Employee reports concerning the operations or business of the Company, which material failure to follow lawful instructions remains uncured for 30 days after Employee receives notice thereof from the Chief Executive Officer; (v) Employee has been convicted of, or pled nolo contendere to a felony; (vi) Employee has misappropriated funds or property of the Company; or (vii) Employee has attempted to obtain a personal profit from any transaction in which the Employee knows the Company has an interest, and which constitutes a corporate opportunity of the Company or is adverse to the interests of the Company, unless the transaction was approved in writing by the Company’s Chief Executive Officer after full disclosure of all details relating to such transaction. The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the independent directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel for Employee, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in this Section 3.1(c), and specifying the particulars thereof in detail.

(d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; or (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for 180 days (whether or not consecutive) during any period of 360 days to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Chief Executive Officer in consultation with a physician satisfactory to the Company, and Employee shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1(d) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under state workers compensation laws or state or Federal family and medical leave laws.
(e) Termination Upon Resignation or Retirement. Since Employee is an at-will employee, subject to Section 3.2, Employee may terminate employment and all of the obligations under this Agreement at any time and for any reason. If Employee terminates employment as a result of retirement from the Company, Employee shall provide the Company with at least 90 days’ notice.
3.2 Rights Upon Termination; Non-Renewal by Company.
(a) Section 3.1(a) and 3.1(b) Termination. If Employee’s employment is terminated pursuant to Section 3.1(a) or 3.1(b) hereof or upon expiration of this Agreement pursuant to the Company’s notice of its intention not to renew pursuant to Section 1.1, Employee shall have no further rights against the Company hereunder, except that the Company, subject to Section 3.2(g), will:
(i) within 10 days following the termination of employment, pay Employee (a) any unpaid Base Salary with respect to the period prior to the effective date of termination, (b) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof, and payment of any accrued but unused vacation to which Employee is entitled to under Section 2.5 hereof (collectively, the “Accrued Obligations.”).
(ii) subject to Section 3.2(f), pay Employee a lump-sum severance payment (the “Severance Payment”) 53 days following the Employee’s termination of employment, in an amount equal to the sum of: (a) 12 months’ of Employee’s annual base salary as in effect on the date of termination; and (b) the average of the two annual bonuses paid to Employee for the two years immediately preceding the year in which such termination occurs; provided that if the Employee was not employed for the period required to be eligible for two prior full year annual bonuses, then the amount in this subparagraph (b) shall be the amount of the annual bonus, if any, received for the year prior to the year in which termination of employment occurred.

(iii) subject to Section 3.2(f), pay the COBRA premium for group health care coverage for Employee and Employee’s eligible dependents, as applicable and to the extent eligible, provided that Employee properly elects COBRA continuation coverage, for up to twelve (12) months immediately following the date of such termination of Employee’s employment, except that payment of such premiums shall cease if and when the Employee (and Employee’s eligible dependents) become eligible for medical, hospital and health coverage under a plan of a subsequent employer; and
(iv) subject to Section 3.2(f), pay up to $10,000 for outplacement services, such services to be used within two years of termination of employment.
(b) Section 3.1(c) and 3.1(e) Termination. If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(e) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive the Accrued Obligations.
(c) Section 3.1(d) Termination. If Employee’s employment is terminated pursuant to Section 3.1(d) hereof, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Obligations, (ii) payment of the COBRA premium for group health care coverage for Employee and Employee’s eligible dependents, as applicable and to the extent eligible, provided that Employee or Employee’s estate properly elects COBRA continuation coverage, for up to twelve (12) months immediately following the date of such termination of Employee’s employment, and (iii) the continuing rights under the life insurance benefit under Section 2.3.
(d) Termination Pursuant to a Change of Control. If, within three (3) months before or twenty four (24) months following a Change of Control, the Company terminates Employee’s employment without Cause pursuant to Section 3.1(a) or Employee terminates his employment for Good Reason pursuant to Section 3.1(b), Employee shall have no further rights against the Company hereunder, except the Company will, subject to Section 3.2(g):
(i) pay the Employee the Accrued Obligations:
(ii) subject to Section 3.2(f), pay Employee a lump-sum severance payment (the “Severance Payment”) 53 days following the termination of employment, in an amount equal to the sum of: (a) 2.0 times Employee’s annual base salary as in effect on the date of termination; and (b) 2.0 times the greater of (x) the average of the two annual bonuses paid to Employee for the two years preceding the year in which such termination occurs, provided that if the Employee was not employed for the period required to be eligible for two prior annual bonuses, then the amount in this subparagraph (b)(x) shall be the amount of the annual bonus, if any, received for the year prior to the year in which termination of employment occurred, or (y) the target bonus for the year in which such termination occurs; provided such lump sum shall be reduced by the amount of any lump sum payable under Section 3.2(a)(ii).
(iii) subject to Section 3.2(f), pay the COBRA premium for group health care coverage for Employee and Employee’s eligible dependents, as applicable and to the extent eligible, provided that Employee properly elects COBRA continuation coverage, for the 24 month period immediately following the date of such termination of Employee’s employment, except that payment of such premiums shall cease if and when the Employee (and Employee’s eligible dependents) become eligible for medical, hospital and health coverage under a plan of a subsequent employer; and
(iv) subject to Section 3.2(f), pay up to $10,000 for outplacement services, provided such payment shall be reduced by the amount of any payment under Section 3.2(a)(iv), and provided further that such services are used within two years of termination of employment.

(e) Definition of Change of Control. As used herein, “Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this definition. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:
(i) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this definition, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.
(ii) A “change in the effective control” of the Company shall occur on either of the following dates:
(A) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or
(B) The date on which a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(iii) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).
(f) Exclusive Remedy; Waiver and Release. To the extent permitted by applicable law, the payments contemplated by this Section 3.2 shall constitute the exclusive and sole remedy for any termination of Employee’s employment by the Company (whether pursuant to, or in violation of, the terms of this Agreement). Employee covenants not to assert or pursue any remedies, other than an action to enforce the payments due to Employee under this Agreement, at law or in equity, with respect to any termination of employment, and shall execute a release and waiver on such terms and conditions as the Company may require as a condition of entitlement to such payments. If any applicable revocation period for such release and waiver has not expired before the date payment is due to be made hereunder, such payment shall be forfeited.
(g) Limitation of Benefits. If any payments or benefits payable to the employee under this Agreement or otherwise would be subject to the excise tax under Section 4999 of the Code, such payments and/or benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax; provided that such reduction will only occur if the employee will be in a more favorable, after-tax position than if no such reduction was made.
(h) Six Month Delay. If payment of any amount of “deferred compensation” (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder) is triggered by a Separation from Service (as defined in Section 4.7) that occurs while the Employee is a “specified employee” with respect to the Company (as defined under Section 409A of the Code and determined in good faith), and if such amount is scheduled to be paid within six (6) months after such Separation from Service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death.

ARTICLE IV
GENERAL PROVISIONS
4.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 4.1):
(a)	If to the Company:
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717
Attn: General Counsel
(b)	If to Employee:
905 Menomonie
Madison, WI 53704
Attn: Paul J. Reckwerdt
4.2 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof., provided that the Indemnity Agreement dated November 5, 2008, the Confidentiality and Non-Competition Agreement dated April 1, 2007, (“Confidentiality Agreement”) and the Assignment of Inventions Agreement dated February 10, 1999, (“Assignment Agreement”) between the Company and the Employee are and shall remain in effect.
4.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.
4.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.
4.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.6 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement (including, but not limited to, any claim regarding the scope or effect of this Section and any claim that this Section is invalid or unenforceable), or the breach hereof, shall be settled by a single arbitrator in binding arbitration conducted in Milwaukee, Wisconsin in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”)(or such other arbitration service as the parties may agree upon), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing. In addition to the Commercial Arbitration Rules of the AAA and unless otherwise agreed to by the parties, the following rules shall apply:
(a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.
(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.
(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.
The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. In addition, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of the Assignment Agreement, the Confidentiality Agreement or any similarly subsequently executed agreement between the parties, pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.
4.7 Separation from Service. “Separation from Service,” “termination of employment,” or words of similar import shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the Employee’s “separation from service” as defined in Section 409A of the Code. For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Employee reasonably anticipate that the level of bona fide services the Employee would perform after the date (whether as an employee or independent contractor) would permanently decrease to a level that, based on the facts and circumstances would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a Separation from Service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a Separation from Service. The bona fide services taken into account for purposes of determining whether there has been a Separation from Service shall be services performed for the Company and any person or entity that would be considered a single employer with the Company under Section 414(b) or 414(c) of the Code; provided that, in applying Section 1563(a)(1),(2), and (3) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent;” and further provided that “at least 20 percent” shall be used instead of “at least 50 percent” where based on legitimate business criteria.
4.8 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

4.9 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the party responsible for the drafting hereof.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

EMPLOYEE:	COMPANY:

Paul J. Reckwerdt	TomoTherapy Incorporated

/s/ Paul J. Reckwerdt	By:	/s/ Frederick A. Robertson
Frederick A. Robertson, M.D.
Chief Executive Officer